Board of Directors and Stockholders
Western International Pizza Corporation
Omaha, Nebraska


     We have examined the consolidated balance sheets of Western International Pizza Corporation and Subsidiary as of July 27, 1986 and July 28, 1985, and the related consolidated statements of operations, stockholders' equity (deficiency in assets) and changes in financial position and the schedules listed in the accompany index for each of the three years in the perioed ended July 27, 1986. Our examinations were made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

     In our report dated October 2, 1985 (January 3, 1986 as to Note H therein) our opinion on the July 28, 1985 financial statements was qualified subjuect to the outcome of a contingency. Presently, management does not believe it is probable that a loss will be incurred on such contingency and accordingly, our present opinion on the July 28, 1985 financial statements, as presented herein, is different from the expressed in our previous report.

     The consolidated financial statemetns referred to above have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, continuation of the Company as a going concern is dependent upon its obtaining additional capital or financing and achieving profitable operations. Advers operating results for the five years ending July 27, 1986 have reduced the Company's retianed earnings to a deficit position. Should lossed continue and future financing not be available, the carrying values of asssets would be significantly affected.

     In our opinion, subject to the possible effects on the consolidated financial statements of such adjustments, if any, as might have been required had the outcome of the uncertainties relating to the Company's continuance as a going concerns referred to in the preceding paragraph been known, the consolidated financial statements referred to above present fairly the financial position of Western International Pizza Corporation and Subsidiary as of July 27, 1986 and July 28, 1985, and the results of its operations and the changes in its financial position for each of the three years in the period ended July 27, 1986, in conformity with generally accepted accounting principles applied on a consistent basis. Furhtermore, it is our opinion that the schedules previously referred to present fairly the information therein set forth.

                                                         /S/ TOUCHE ROSS & CO.
                                                             Touche Ross & Co.


             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                ASSETS                          July 27, 1986   July 28, 1985
                ------                          -------------   -------------

CURRENT ASSETS:
        Cash and certificates of deposit of
        $200,000 in 1986 (Note H)               $     358,933   $      47,468
        Accounts receivable                            13,382          12,209
        Inventory                                      50,405          56,034
        Prepaid expenses                               73,144          85,228
                                                -------------   -------------

                Total Current Assets                  495,864         200,939

NOTES AND ADVANCES RECEIVALBE (Note D)                182,512         160,931

PROPERTY AND EQUIPMENT (Note C and E)               1,024,033       1,382,512

OTHER ASSETS, principally license fees (net of
     accumulated amortization of $42,614 and
     $41,564, respectively) (Note G)                  133,492         183,229
                                                -------------   -------------

                                                    1,835,901       1,927,611
                                                =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
-----------------------------------------------------------

CURRENT LIABILITIES:
        Accounts payable                        $     285,856   $     554,651
        Accrued expenses                              215,227         251,639
        Current portion of long-term debt (Note E)    146,580         632,485
        Notes payable                                    -            400,035
                                                -------------   -------------

                Total Current Liabilities             647,663       1,838,810

LONG-TERM DEBT (Note E)                               404,686         645,883

COMMITMENTS AND CONTINGENCIES (Notes H and I)

STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS) (Notes B and J):
        Common stock, $.001 par value, 600,000,000
        shares authorized, 397,500,000 and
        323,000,000 shares issued and outstanding,
        respectively                                  397,500         323,000
        Additional paid-in capital                  2,972,862         707,000
        Retained deficit                           (2,586,810)     (1,587,082)
                                                -------------   -------------

                Total Stockholders' Equity
                 (Deficiency in Assets)               783,552        (557,082)
                                                -------------   -------------

                                                $   1,835,901   $   1,927,611
                                                =============   =============

See notes to consolidated financial statements.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEAR ENDED
                                          July 27,        July 28,        July 29,
                                           1986            1985             1984
                                        -----------     ----------      ----------
REVENUES:
Pizza restaurants sales                 $ 3,641,573     $3,600,308      $3,036,496
Interest, vending and other income      $    74,320         63,238          46,258
                                        -----------     ----------      ----------
                                          3,715,893      3,663,546       3,082,754

COSTS AND EXPENSES:
Total cost and sales                      1,220,279      1,354,334       1,131,088
Salaries and related taxes                1,263,595      1,247,855         869,795
Depreciation and amortization               197,696        211,660         110,245
Rent (Note H)                               452,783        441,519         313,710
Interest                                    185,097        221,807         126,123
Other operating and administrative        1,396,171      1,234,697         720,863
                                        -----------     ----------      ----------

                                          4,715,621      4,711,872       3,271,824
                                        -----------     ----------      ----------

LOSS BEFORE INCOME TAXES                    999,728      1,048,326         189,070

INCOME TAXES (Note F)                          -              -               -
                                        -----------     ----------      ----------

NET LOSS                                $   999,728     $1,048,326      $  189,070
                                        ===========     ==========      ==========
NET LOSS PER SHARES                     $     .0025     $    .0032      $    .0006
                                        ===========     ==========      ==========

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING                             392,750,000    328,000,000     325,500,000
                                        ===========     ==========      ==========

See notes to consolidated financial statments.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

                                                                Additional
                                     Common Stock               Paid-in         Retained
                                Shares          Dollars         Capital         Deficit         Total
                              -----------     -----------      ------------    ----------      -------

BALANCE, August 1, 1983               100     $       100      $     44,900    $ (349,686)     $(304,686)

Wells stock split                   5,900           5,900            (5,900)         -              -

Issuance of Western stock
in exchange for Wells
stock (Note B)                317,900,000         308,000          (308,000)         -              -

Net loss                             -               -                 -         (189,070)      (189,070)
                               ----------     -----------       -----------    ----------       --------

BALANCE, July 29, 1984        318,000,000         318,000           727,000      (538,756)       506,244

Sale of Western stock           5,000,000           5,000              -             -             5,000

Stock issuance costs                 -               -              (20,000)         -           (20,000)

                               ----------     -----------       -----------    ----------       --------

BALANCE, July 28, 1985        323,000,000         323,000           707,000    (1,587,082)      (557,082)

Sale of Western stock          10,000,000          10,000           174,760          -           184,760

Western stock split             7,500,000           7,500            (7,500)         -              -

Sales of Western stock
(through Class A and
 Class B warrants) less
 issuance costs of
 $84,398                       57,000,000          57,000         2,098,602          -         2,155,602

Net loss                             -               -                 -         (999,728)      (999,728)
                               ----------     -----------       -----------    ----------       --------

BALANCE, July 27, 1986        397,500,000     $   397,500       $ 2,972,862    $(2,586,810)     $783,552


See notes to consolidated financial statements.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION



                                                        YEAR ENDED
                                          July 27,        July 28,        July 29,
                                           1986            1985             1984
                                        -----------     ----------      ----------
APPLICATION OF FUNDS:
From operations:
Net loss                                $   999,728     $1,048,326      $  189,070
Expenses not requiring an outlay of
 working capital - depreciation and
 amortization                              (197,696)      (211,660)       (110,245)
                                        -----------     ----------      ----------

        Total Application of Funds        1,135,656      1,730,825         784,361
                                        -----------     ----------      ----------

SOURCE OF FUNDS:
Sale of common stock                      2,340,362          5,000       1,000,000
Disposals of property and equipment         242,936        158,030         141,101
Decrease (increase) in license fees
 and other assets                            38,430        (95,768)         (5,469)
Additions to long-term debt                    -              -               -
                                        -----------     ----------      ----------

        Total Source of Funds             2,621,728        404,735       1,135,632

INCREASE (DECREASE) IN WORKING CAPITAL  $ 1,486,072    $(1,326,090)     $  351,271
                                        ===========     ==========      ==========
INCREASE (DECREASE) IN CURRENT ASSETS:
Cash and certificate of deposit         $   311,465     $ (561,654)     $  567,010
Accounts receivable                           1,173           (979)         10,601
Inventory                                    (5,629)         5,438          (2,163)
Prepaid expenses                            (12,084)        66,939         (18,416)
                                        -----------     ----------      ----------
                                            294,925       (490,256)        557,032

INCREASE (DECREASE) IN CURRENT LIABILITIES:
Account payable                            (268,795)       190,782          87,489
Accrued expenses                            (36,412)       194,110          30,650
Current portion of long-term debt          (458,905)        50,907            -
Notes payable                              (400,035)       400,035            -
                                        -----------     ----------      ----------

                                         (1,191,147)       835,834         205,761
                                        -----------     ----------      ----------
INCREASE (DECREASE) IN WORKING CAPITAL  $ 1,486,072     $1,326,090      $  351,271
                                        ===========     ==========      ==========

See notes to consolidated financial statements.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED JULY 27, 1986, JULY 28, 1985, AND JULY 29, 1984

A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization of the Company - Western International Pizza Corporation (Western), formerly Kiwi Ventures Ltd., was organized under the laws of the State of Nevada on January 30, 1985. Western acquired Wells & Son, Inc. (Wells) on November 4, 1985 through a stock exchange (Note B). Western's only significant operations are conducted by Wells, its wholly-owned subsidiary. As of July 27, 1986, Wells operated 14 restaurants in the State of Arizona under the trade name of "Godfather's Pizza" (in accordance with license agreements with Godfather's Pizza, Inc., a subsidiary of Pillsbury Company, the licensor).

     Principles of Consolidation - The consolidated financial statements include the accounts of Western and its wholly-owned subsidiary, Wells. All significant intercompany balances and transactions have been eliminated.

     Cash - Checks presented and checks outstanding in excess of related cash balances totaling $224,730 at July 28, 1985 are included in accounts payable.

     Inventory - Inventory is valued at the lower of cost (first-in, first-out method) or market.

     Property and Equipment - Property and equipment is stated at cost. Depreciation is computed on the straight-line method for financial statement purposes over the estimated useful lives of the assets, or, in the case of leasehold improvements amortized over the life of the respective lease, if shorter.

     License Fees - The Company has license agreements with Godfather's Pizza, Inc., a subsidiary of Pillsbury Company, for each restaurant. Each agreement is for 15 years ans is renewable. License fees are being amortized on a straight-line basis over the term of the agreement. The agreements require an ongoing royalty to be paid based upon a percentage of sales.

     Pre-Opening Costs and New Products Costs - Certain costs of opening new restaurants and introducing new products are deferred and amortized over twelve months.

     Income Taxes - Subsequent to the termination of its Subchapter S election (Note F), the Company follows the flow-through method for accounting for investment tax credits.

     Earnings Per Share - Earnings per share is based upon the weighted average number of common shares outstanding. The weighted average number of shares has been retroactively restated to reflect the effect of the stock split which occurred in fiscal 1985 and 1986 and the business combination (Note
     B) which occurred in fiscal 1986.

     Reporting Period - The Company's year end is the last Sunday in July.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED JULY 27, 1986, JULY 28, 1985, AND JULY 29, 1984
                                  (Continued)

B.      BUSINESS COMBINATIONS:

     As discussed in Note A, Western acquired all of the common stock of Wells on November 4, 1985. This acquistion has been accounted for as a pooling-of-interests. As Western had no operations prior to the acquisition of Wells, the statement of operations for the time prior to the acquisition only reflects the operations of Wells.

C.      PROPERTY AND EQUIPMENT:

     Property and equipment is summarized as follows:

                                                July 27, 1986   July 28, 1985
                                                -------------   -------------
Restaurant equipment                            $     698,221   $     774,360
Furniture, fixtures and leasehold improvements        966,320       1,269,618
                                                -------------   -------------
                                                    1,664,541       2,043,978
Less accumulated depreciation and amortization       (640,508)       (661,466)
                                                -------------   -------------
                                                $   1,024,033   $   1,382,512
                                                =============   =============

D.      NOTES AND ADVANCES RECEIVABLE:

     Notes and advances receivable includes a non-interest bearing advance to a stockholder of $160,931 at July 27, 1986 and July 28,. 1985.

E.      LONG-TERM DEBT:
                                                July 27, 1986   July 28, 1985
                                                -------------   -------------
Revolving credit and term loen agreements from
banks, secured by all property and equipment,
at 10% - 19 1/2%, due through September 1989    $     108,045   $     151,660

Various landlord/developer advances, secured by
security agreements covering tenant improvements
at 12 1/2% - 14 1/2%, due through May, 1991            49,561         249,568

Various loans and advances from stockholders,
unsecured, at 18% due through July 1990               393,660         537,797

Revolving credit and term loan agreement from
banks, paid in 1986                                      -            251,171

Construction loan, paid in 1986                          -             88,172
                                                -------------   -------------
                                                      551,266       1,278,368
Less current portion                                 (146,580)       (632,485)
                                                -------------   -------------
Total long-term debt                            $     404,686   $     645,883
                                                =============   =============

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED JULY 27, 1986, JULY 28, 1985, AND JULY 29, 1984
                                  (Continued)

The aggregate minimum principal maturities of the long-term debt for each of the next five years following July 27, 1986 are as follows:

                        Year                    Amount
                       ------                  ---------
                        1987                   $ 146,580
                        1988                     143,610
                        1989                     136,890
                        1990                     111,229
                        1991                      12,286
                     Thereafter                      671
                                               ---------
                                               $ 551,266
                                               =========

F.      INCOME TAXES:

The Company was taxed as a Subchapter S Corporation up to June 29, 1984. Accordingly, tax losses incurred during such time period have been reported as deductions on the stockholder's individual returns and are not available to the Company as carryforwards for future years.

As of June 29, 1984 the Subchapter S election has been terminated. As net losses from operations were sustained from this date through July 29, 1984, and for the years ended July 28, 1985 and July 27, 1986, there is no income tax provisions for those years. For financial statement purposes, the Company has net operating loss carryforwards of approximately $2,084,000 and investment tax credit carryforwards of approximately $19,000 which expire in 1999 through 2001.

G.      OPTION TO PURCHASE:

On April 29, 1983, the Company entered into an "Option to Purchase" agreement with Diversifoods, Inc. for the purpose of granting to Diversifoods, Inc. the option to acquire all of the assets and franchise rights of the Company. The option expired on April 1, 1984. In exchange for receiving the option, Diversifoods, Inc. agreed to eliminate franchise royalty fees paid by the Company for the term of the option. As a result of the agreement, the Company was not required to pay royalty fees of approximately $101,000 for the year ended July 29, 1984.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED JULY 27, 1986, JULY 28, 1985, AND JULY 29, 1984
                                  (Continued)

H.      COMMITMENTS AND CONTINGENCIES:

The Company conducts its operations from leased restaurant facilities, all of which leases are classified as operating leases. These leases usually contain options allowing the Company to renew for periods from three to 15 years. The majority of these leases provide for payment by the Company of real estate taxes, insurance, maintenance and in certain instances, increased rent as a percentage of net sales or cost of living adjustments.

The following is a schedule by year of future minimum rental payments required under these non-cancellable operating leases as of July 27, 1986:


                        Year                    Amount
                       ------                  ---------
                        1987                   $ 421,454
                        1988                     374,969
                        1989                     352,300
                        1990                     241,113
                        1991                     180,767
                     Thereafter                  125,047
                                               ---------
                                               $1,695,650
                                               =========

In conjunction with the letter of intent by the DeRosa Foods, inc., (Note I), Western has become a guarantor and is contingently liable on a $200,000 letter of credit for DeRosa. Western has also pledged as collateral for the letter of credit a $200,000 certficate of deposit on July 27, 1986.

I.      LETTER OF INTENT:

On July 18, 1986 Western executed a letter of intent with DeRosa Foods, Inc. (DeRosa) whereby DeRosa, a publicly held Nevada corporation, intends to acquire all of the issued and outstanding shares of Western in a exchange for 238,500,000 shares of DeRosa's common stock and warrants to purchase an additional 238,500,000 shares of common stock at $.05 per share.

There are no assurances that the proposed acquisition of Western by DeRosa will take place until a definitive agreement has been fully executed by both corporations, appropriate shareholder approval has been obtained, and appropriate documents have been filed with and declared effective by the Securities and Exchange Commission.

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED JULY 27, 1986, JULY 28, 1985, AND JULY 29, 1984
                                  (Continued)

J.      STOCK OPTION PLAN:

On November 4, 1985 the board of directors and shareholders of the Company approved an incentive stock option plan (Plan). The Plan, which expires on November 4, 1995, established 50,000,000 shares as the maximum number of shares of $.001 par value common stock which can be awarded. As of July 27, 1986 no options have been granted.

Options granted by the board of directors may be exercised immediately and expire after five years for an employee owning more than 10% of the Company's common stock and after ten years for all other employees. The exercise price will be fixed at 110% of the fair market value of the common stock at the time of the grant for an employee owning more than 10% of the Company's common stock and will not be less than the fair market value at the time of the grant for all other employees.


             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
              CONSOLIDATED AMOUNTS RECEIVABLE FROM RELATED PARTIES

                                                  Deductions              (1)
                        Balance at                       Amounts      Balance at
                        July 28,                Amounts  Written    July 27, 1986
Name of Debtor           1985       Additions  Collected   Off     Current  Noncurrent
----------------------  ----------  ---------  --------- -------- -------- -----------

Douglas L. Wells        $ 160,931   $    -     $    -    $   -    $   -    $ 160,931


                                                  Deductions              (1)
                        Balance at                       Amounts      Balance at
                        July 29,                Amounts  Written    July 28, 1985
Name of Debtor           1984       Additions  Collected   Off     Current  Noncurrent
----------------------  ----------  ---------  --------- -------- -------- -----------

Douglas L. Wells        $ 194,265   $    -     $ 33,334  $   -    $   -    $ 160,931


                                                  Deductions              (1)
                        Balance at                       Amounts      Balance at
                        July 31,                Amounts  Written    July 29, 1984
Name of Debtor           1983       Additions  Collected   Off     Current  Noncurrent
----------------------  ----------  ---------  --------- -------- -------- -----------

Douglas L. Wells        $ 190,000   $   4,265  $    -    $   -    $   -    $ 194,265

(1) See Note D to the consolidated financial statements included elsewhere herein.

                                                                Schedule IV

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
            CONSOLIDATED INDEBTNESS TO RELATED PARTIES - NOT CURRENT

                        Balance at                                      Balance at
                         July 28,       Indebtedness to                  July 27,
Name of Person            1983        Additions  Retirements              1986
----------------------  ----------   ----------  -----------            ----------

Douglas and Winifred
Wells                   $  263,235   $     -     $    53,603            $  209,632
Douglas Wells               75,685         -          75,685                  -
Winifred Wells              91,321         -           5,708                85,613
                        ----------   ----------  -----------            ----------
                        $  430,241   $     -     $   134,996            $  295,245
                        ==========   ==========  ===========            ==========

                        Balance at                                      Balance at
                         July 29,       Indebtedness to                  July 28,
Name of Person             1984       Additions  Retirements              1985
----------------------  ----------   ----------  -----------            ----------

Douglas and Winifred
Wells                   $  186,274   $   76,961  $     -                $  263,235
Douglas Wells               77,194         -          1,509                 75,685
Winifred Wells              92,321         -          1,000                 91,321
                        ----------   ----------  -----------            ----------
                        $  355,789   $   76,961  $    2,509             $  430,241
                        ==========   ==========  ===========            ==========

                         July 31,       Indebtedness to                  July 29,
Name of Person             1983       Additions  Retirements              1984
----------------------  ----------   ----------  -----------            ----------

Douglas and Winifred
Wells                   $  170,274   $   16,000  $     -                $  186,274
Douglas Wells               54,386       22,808        -                    77,194
Winifred Wells              97,860         -          5,539                 92,321
                        ----------   ----------  -----------            ----------
                        $  322,520   $  38,808(1)$    5,539             $  355,789
                        ==========   ==========  ===========            ==========

(1) Additions to indebtedness was to provied working capital for Company operations.

                                                                Schedule V

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                      CONSOLIDATED PROPERTY AND EQUIPMENT

                        Balance at         (1)                     Balance at
                         July 28,       Additions         (2)       July 27,
Classification            1985           at Cost     Retirements      1986
---------------------   ----------      ---------    -----------  -----------

Restaurant equipment    $  774,360      $  36,369    $   112,508  $   698,221
Furniture, fixtures and
 leasehold improvements  1,269,618         34,477        337,775      966,320
                        ----------      ---------    -----------  -----------
                        $2,043,978      $  70,846    $   450,283  $ 1,664,541
                        ==========      =========    ===========  ===========


                        Balance at         (1)                     Balance at
                         July 29,       Additions         (2)       July 28,
Classification            1984           at Cost     Retirements      1985
---------------------   ----------      ---------    -----------  -----------

Restaurant equipment    $  562,157      $ 276,817    $    64,614  $   774,360
Furniture, fixtures and
 leasehold improvements  1,012,758        359,662        102,802    1,269,618
                        ----------      ---------    -----------  -----------
                        $1,574,915      $ 636,749    $   167,416  $ 2,043,978
                        ==========      =========    ===========  ===========


                        Balance at         (1)                     Balance at
                         July 31,       Additions         (2)       July 29,
Classification            1983           at Cost     Retirements      1984
---------------------   ----------      ---------    -----------  -----------

Restaurant equipment    $  384,670      $ 283,301    $   105,814  $   562,157
Furniture, fixtures and
 leasehold improvements    806,771        272,000         66,013    1,012,758
                        ----------      ---------    -----------  -----------
                        $1,191,441      $ 555,301    $   171,827  $ 1,574,915
                        ==========      =========    ===========  ===========

(1) Significant additions in 1985 are due to the opening of six new stores. The increase in 1984 is due to the purchase of deep pan pizza equipment for all stores and the purchase of used equipment for stores to be opened in 1985.

(2) Significant retirements in 1986 are due to the closing of four stores.

                                                                Schedule VI

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
             CONSOLIDATED ACCUMULATED DEPRECIATION AND AMORTIZATION

                                         (1)
                                      Additions
                        Balance at    Charged to                Balance at
                         July 28,      Costs and                 July 27,
Classification            1985         Expenses    Retirements    1986
---------------------   ----------    ----------   -----------  -----------

Restaurant equipment    $  294,275    $   93,934   $    85,981  $   302,228
Furniture, fixtures and
  leasehold improvements   367,191        92,455       121,366      338,280
                        ----------    ----------   -----------  -----------
                        $  661,466    $  186,389   $   207,347  $   640,508
                        ==========    ==========   ===========  ===========


                                      Additions
                        Balance at    Charged to                Balance at
                         July 29,      Costs and                 July 28,
Classification            1984         Expenses    Retirements    1985
---------------------   ----------    ----------   -----------  -----------

Restaurant equipment    $  186,331    $  111,564   $     3,620  $   294,275
Furniture, fixtures and
  leasehold improvements   282,860        90,097         5,766      367,191
                        ----------    ----------   -----------  -----------
                        $  469,191    $  201,661   $     9,386  $   661,466
                        ==========    ==========   ===========  ===========


                                      Additions
                        Balance at    Charged to                Balance at
                         July 31,      Costs and                 July 29,
Classification            1983         Expenses    Retirements    1984
---------------------   ----------    ----------   -----------  -----------

Restaurant equipment    $  160,244    $   44,830   $    18,743  $   186,331
Furniture, fixtures and
  leasehold improvements   235,240        59,603        11,983      282,860
                        ----------    ----------   -----------  -----------
                        $  395,484    $  104,433   $    30,726  $   469,191
                        ==========    ==========   ===========  ===========

(1) See Note A to the consolidated financial statements included elsewhere herein.

                                                                Schedule IX

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
                       CONSOLIDATED SHORT-TERM BORROWINGS

                                                Maximum         Average         Weighted
                                   Weighted     Amount          Amount          Average
                        Balance at Average    Outstanding    Outstanding     Interest Rate
                         July 28,  Interest    During the     During the       During the
Category                  1985       Rate        Period         Period           Period
---------------------   ---------- --------   -----------    -----------     -------------

Note payable to
 stockholder(1)         $  200,000    None    $   200,000    $     5,479            None

Note payable to
 franchisor(2)          $  140,035    None    $   140,035    $      -               None

Note payable to
 bank(3)                $   60,000  12 1/2%   $    60,000    $    36,164          12 1/2%

(1) An unsecured, non-interest bearing note that was due on demand, paid in 1986.

(2) An unsecured, non-interest bearing note (except late payments which ar at 12%) note, paid in 1986.

(3) A 12 1/2% fixed rate demand note which was secured by the personal guarantee of a stockholders, paid in 1986.

                                                                Schedule X

             WESTERN INTERNATIONAL PIZZA CORPORATION AND SUBSIDIARY
        CONSOLIDATED SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION

                                                        Year Ended
                                        ----------------------------------------
                                        July 27,         July 28,      July 29,
        Item                              1986             1985          1984
-------------------------------         --------         --------      --------

Maintenance and repairs                 $ 79,922         $ 125,585     $ 101,310
Amoritization or intangible assets        52,231            97,220         5,812
Taxes, other than payroll and income
taxes                                     42,962            54,532        25,624
Royalties                                198,904           115,202        43,606
Advertising                              259,957           157,037       105,608